Exhibit 10.1

May 30, 2012

Omid Tahernia

[Address]

[City, State, Zip]

Dear Omid:

On behalf of the Board of Directors, I am pleased to extend an offer of employment with Ikanos Communications Inc. (the “Company” or “Ikanos”) under the terms and conditions that follow. This offer is contingent upon approval by the Board.

Position and Duties:

You are being offered the position of President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You will perform the duties and responsibilities of President and Chief Executive Officer, as well as such additional duties and responsibilities that are consistent with such position as the Board assigns to you from time to time. Upon your employment, you will also be appointed to serve as a director on the Board, and the Company and the other members of the Board, consistent with their fiduciary obligations, will use their best efforts to ensure that you remain a member of the Board throughout your employment with the Company. You will not be entitled to any Board fees or equity grants for your service as a director.

You will be employed by Ikanos, working in Fremont, California, as a regular full-time, salaried, exempt employee, which does not qualify you for overtime pay.

Compensation and Benefits:

During your employment, the Company will provide you with the following pay and benefits as compensation for all services you perform for the Company and its affiliates:

(a) Base Salary. Your starting semi-monthly salary will be $16,666.67, equivalent to an annualized amount of $400,000, which will be payable according to the regular payroll practices of the Company. From time-to-time, the Company may elect to increase, but not decrease, your base salary, as determined by the Board in its sole discretion.

(b) Executive Incentive Plan. You will also be eligible to participate in the Executive Incentive Plan at an annual target bonus potential of 100% of your base salary, subject to the terms and conditions of the Executive Incentive Plan, as amended from time to time (the “Incentive Plan”) and pro-rated for partial service during 2012. Performance goals for your incentive for future years will be established by the Board after consultation with you, and shall be based upon financial and other forms of Company performance as well as individual performance. Any payments earned under the Incentive Plan will be made no later than 2-1/2 months following the end of the calendar year (or, if later, the Company’s taxable year) in which such incentive is earned.

Omid Tahernia

May 30, 2012

(c) Participation in Employee Benefit Plans. You will be eligible to participate in all of the employee benefit plans that the Company customarily maintains from time to time for full-time employees of similar positions and responsibilities, except to the extent that such plans are duplicative of benefits otherwise provided to you pursuant to this letter agreement. Your participation will be subject to the terms of the applicable plan documents and other applicable Company policies.

(d) Equity Awards. An important component of our compensation package includes the opportunity for ownership in our Company. Subject to Board approval, you will be granted an option to purchase up to 2,100,000 shares of the Company’s common stock (the “Option”) on your employment start date. The per-share exercise price of the Option will equal the closing market price of the Company’s common stock on the day the Option is granted. Starting on your first day of employment with the Company, the Option will begin vesting with respect to 1,500,000 shares (the “Time-Based Option Shares”) and the Time-Based Option Shares will continue to vest, subject to your continued employment, over a four year period, with 25% of such shares vesting on the first anniversary of your employment start date and the balance vesting in equal quarterly installments over the succeeding twelve (12) quarters.

The remaining 600,000 shares (the “Performance-Based Option Shares”) will vest over a one year period beginning upon the date(s) that certain stock price goals are achieved. Specifically, vesting of the Performance-Based Option Shares will be dependent upon your continued employment and the attainment of average closing prices for the Company’s common stock for any period of twenty (20) consecutive trading days as follows: (i) 300,000 shares begin vesting at a $2.50 average closing stock price; and (ii) the remaining 300,000 shares begin vesting at a $3.50 average closing stock price. Once vesting begins, Performance-Based Option Shares will vest in equal quarterly installments over the one year period after the applicable average closing stock price target is achieved, subject to your continued employment. For example, if the closing stock price equals or exceeds $2.50/share for any period of twenty (20) consecutive trading days, then the first tranche of 300,000 shares will vest over the following one year period (beginning on the day after the referenced 20-day period), because the stock price had equaled or exceeded the first price target.

In the event of a Change of Control (as defined below), the above stock price performance targets (if not previously achieved) will be evaluated against the Change of Control deal price. (If either or both of the above stock price targets have been achieved prior to a Change of Control, the respective tranche(s) of Performance-Based Option Shares will fully vest upon the close of the Change of Control.) To the extent that the deal price is equal to or in excess of the first or second stock price targets, the corresponding tranche(s) of the Performance-Based Option Shares will fully vest upon the close of the Change of Control. If the deal price is equal to or in excess of $1.75 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon the close of the Change of Control based on the ratio of (x) the excess of the deal price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares

Omid Tahernia

May 30, 2012

subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the close of the Change of Control. For example, if the exercise price is $1.00 per share, and the deal price is $2.25 per share, 125/150 of the 300,000 shares subject to the $2.50 stock price target tranche will vest, and 125/250 of the 300,000 shares subject to the $3.50 stock price target tranche will vest. If the deal price is less than $1.75 per share, each tranche will terminate as of the close of the Change in Control.

The Option will have a term of seven years, subject to earlier termination upon termination of service, and will be subject to the terms and conditions of a stock option agreement between you and the Company in a form approved by the Board.

(e) Involuntary Termination.

(1) Not in Connection with a Change of Control. In the event the Company terminates your employment without Cause (as defined below), or you terminate your employment for Good Reason (as defined below), then subject to your execution and nonrevocation of a Release (as described below), the Company shall provide you with the following:

(i) a lump sum cash severance payment equal to twelve (12) months of your then-current base salary, plus an amount equal to a pro-rated portion of your then-current annual target bonus under the Incentive Plan for the year in which your employment terminates (pro-rated based on the number of days that you are employed during the year in which your employment terminates), payable on the sixtieth (60th) day following your termination of employment,

(ii) payment by the Company of the premiums necessary for you and your eligible dependents to continue your/their Company group health insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) for twelve (12) months from the termination date (which premium payment obligation will terminate upon your acceptance of subsequent employment with a company where comparable health insurance benefits are offered),

(iii) accelerated vesting of the Time-Based Option Shares that would have vested during the period through and including the quarterly installment vesting date that falls on (if your termination date is a quarterly installment vesting date), or the first such date that falls after (if your termination date is not a quarterly installment vesting date), the anniversary of your termination date, and

(iv) if either or both of the above stock price targets ($2.50/$3.50) for the Performance-Based Option Shares have been achieved prior to the date on which your employment terminates, the respective tranche(s) of Performance-Based Option Shares will fully vest upon your date of termination. If the average closing price of the Company’s common stock over the twenty (20) consecutive trading day period ending on (and including) your date of termination (or ending on the last trading day before your termination date if you are terminated on a Saturday, Sunday, or holiday) (the “Closing Price”) is equal to or in excess of $1.75 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon your date of termination based on the ratio of (x) the excess of the Closing

Omid Tahernia

May 30, 2012

Price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the date of your termination. For example, if the exercise price is $1.00 per share, and the Closing Price is $2.25 per share, 125/150 of the 300,000 shares subject to the $2.50 stock price target tranche will vest, and 125/250 of the 300,000 shares subject to the $3.50 stock price target tranche will vest. If the Closing Price is less than $1.75 per share, each tranche will terminate as of the date of your termination.

(2) In Connection with a Change of Control. If the Company terminates your employment without Cause, or you terminate your employment for Good Reason, within 90 days prior to, or on or within twelve (12) months following, a Change of Control of the Company (as defined below), then subject to your execution and nonrevocation of a Release (as described below), the Company shall provide you with the following compensation and benefits in lieu of those described in subsection (1) above:

(i) a lump sum cash severance payment equal to:

(A) if the Change of Control closes within the first twelve (12) months of your employment, twenty-four (24) months of your then-current base salary, plus an amount equal to a pro-rated portion of your then-current target annual bonus under the Incentive Plan for the year in which your employment terminates (pro-rated based on the number of days that you are employed during the year in which your employment terminates), payable on the sixtieth (60th) day following the later of your termination of employment or the close of the Change of Control, or

(B) if the Change of Control closes after the first twelve (12) months of your employment, twelve (12) months of your then-current base salary, plus an amount equal to one times your then-current target annual bonus under the Incentive Plan, plus an amount equal to a pro-rated portion of your then-current target annual bonus under the Incentive Plan for the year in which your employment terminates (pro-rated based on the number of days that you are employed during the year in which your employment terminates), payable on the sixtieth (60th) day following the later of your termination of employment or the close of the Change of Control,

(ii) payment by the Company of the premiums necessary for you and your eligible dependents to continue your/their Company group health insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) for twelve (12) months from the termination date (which premium payment obligation will terminate upon your acceptance of subsequent employment with a company where comparable health insurance benefits are offered),

(iii) the Time-Based Option Shares will become fully vested upon such termination or, if later, the close of the Change of Control, and

(iv) if such termination occurs within ninety (90) days prior to the Change of Control, you will be entitled to accelerated vesting of the Performance-Based Option Shares as described in the third paragraph of section (d) (“Equity Awards”) above based on the Change of Control “deal price” as if you were still employed through the close of the Change of Control.

Omid Tahernia

May 30, 2012

The above severance compensation and benefits are referred to collectively as the “Severance Benefits”.

“Cause” as used herein means your willful and continued refusal to adhere to, or to carry out, in any material respect, any legal and reasonable directive of the Board after your receipt of written notice from the Board of, and a reasonable opportunity to cure, such refusal, your engaging in any act of dishonesty, fraud or misrepresentation in connection with your employment with the Company; your knowing violation of any federal or state law or regulation directly applicable to the business of the Company or its affiliates; your breach of any confidentiality agreement or invention assignment agreement between you and the Company; or your being convicted of, or entering a plea of nolo contendere to, any crime which reflects conduct or character that the Board reasonably and in good faith determines is inconsistent with continued employment.

“Good Reason” as used herein means any of the following that occurs without your express written consent: a material reduction of your duties, position, authority, or responsibilities (provided that for this purpose, your duties, position, authority, and responsibilities will not be deemed to be materially reduced if following a Change of Control (as defined below) you retain the same duties, position, authority, and responsibilities with respect to the Company business or the business with which such business is operationally merged or subsumed (as, for example, where you remain the Chief Executive Officer of the Company as the surviving entity following a Change of Control, but are not made the Chief Executive Officer of the acquirer); a material reduction by the Company in your base salary as in effect immediately prior to such reduction; a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially reduced; or a material change in the geographic location at which you must perform services (in other words, your relocation to a facility or a location more than fifty (50) miles from your current residence on your employment commencement date); provided, however, that termination of employment shall not be considered for “Good Reason” unless you terminate your employment within ninety (90) days following the initial occurrence of one of the foregoing events, after providing the Company with written notice of the occurrence thereof and an opportunity to cure of at least (30) days.

“Change of Control” as used herein means a “Change in Control” as defined in the Company’s Amended and Restated 2004 Equity Incentive Plan, as amended.

As a condition of receipt of the Severance Benefits provided above, you must deliver to the Company an executed copy of a general release and waiver of claims against the Company, and its affiliates, directors, officers, and employees (the “Release”) in the form provided by the Company. Such Release will include, without limitation, a mutual non-disparagement provision, and it will not affect any indemnification rights owed to you by the Company under any contract, statute, or common law. The executed Release must be delivered by you to the Company prior to the end of the consideration period stated in the Release, which consideration period will end

Omid Tahernia

May 30, 2012

not later than fifty (50) days following your termination of employment. If you fail to deliver the Release within the consideration period stated in the Release or you exercise any right provided to you in the Release to revoke the Release, you will not be eligible to receive the Severance Benefits.

(t) Code Section 409A.

Notwithstanding anything to the contrary contained in this letter agreement:

(1) The parties agree that this letter agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Code Section 409A or any damages for failing to comply with Code Section 409A.

(2) A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of(i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(3) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are considered “nonqualified deferred compensation” subject to Code Section 409A, then except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be

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May 30, 2012

violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(4) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments.

At-Will Employment:

This letter agreement and your response are not meant to constitute a contract of employment for a specific term. Your employment with Ikanos is “at-will,” which means that if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without prior notice or cause. We do ask that you give two (2) weeks of written notice if you decide to resign; provided, however, that this notice requirement shall not apply to any resignation for Good Reason.

Attorneys’ Fees:

The Company will reimburse you for up to $5,000 of attorneys’ or other professional fees incurred by you in the review/negotiation/drafting of this agreement.

Miscellaneous Provisions:

This letter agreement and the accompanying Ikanos Employee Confidential Information and Invention Assignment Agreement set forth all of the terms of your employment with Ikanos and no prior and contemporaneous communication, agreements and understandings, whether written or oral shall apply, with respect to the terms and conditions of your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with Ikanos except as set forth in this letter agreement or in the Employee Confidential Information and Invention Assignment Agreement.

The provisions contained herein shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Each such provision is severable from the others, and if any provision hereof shall be declared illegal or unenforceable by a court of competent jurisdiction, the remainder shall continue to be enforceable to the fullest extent permitted by law, as if such offending provision had not been a part of this letter agreement.

The Company may withhold from any amounts payable under this letter agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

This offer is contingent upon the successful completion of each of the following: (i) your executing this letter agreement; (ii) your executing the Employee Confidential Information and

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May 30, 2012

Invention Assignment Agreement; (iii) your providing documentation of your legal right to work in the United States with three (3) business days of your date of hire; and (iv) the completion of a satisfactory reference and background check.

If the foregoing is acceptable to you, please sign this letter agreement in the space provided below and return to Jim Murphy, Vice President Worldwide Human Resources by fax at 510-952-4370 or by email to jmurohy@ikanos.com within three (3) business days. We look forward to hearing from you soon. If you have any questions about this offer, please contact me.

Omid, Ikanos is an exciting endeavor. We offer an exciting, rewarding work environment and you, and your contributions will be an important component of our on-going success. We look forward to working with you at Ikanos.

Very sincerely yours,

Ikanos Communications Inc.

/s/ George Pavlov

George Pavlov
Chairman, Compensation Committee of the Board of Directors

Enclosures:	Duplicate Original Offer Letter agreement
Employee Confidential Information and Invention Assignment Agreement

Omid Tahernia

May 30, 2012

Acceptance:

I, Omid Tahernia, have read and accept the terms of this offer of employment with Ikanos Communications Inc. and I agree to the terms set forth above and in the Employee Confidential Information and Invention Assignment Agreement.

I look forward to reporting to work no later than June 18, 2012.

/s/ Omid Tahernia	May 31, 2012
Signature	Date